Exhibit 5.1

200 Clarendon Street Boston, Massachusetts 02116 Tel: +1.617.948.6000 Fax: +1.617.948.6001 www.lw.com
FIRM / AFFILIATE OFFICES

October 12, 2023	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Cerevel Therapeutics Holdings, Inc.

222 Jacobs Street, Suite 200

Cambridge, MA 02141

Re:	Registration Statement on Form S-3; Up to 22,687,417 shares of Common Stock, $0.0001 par value per share

To the addressee set forth above:

We have acted as special counsel to Cerevel Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 22,687,417 shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”), including up to 2,959,228 shares of Common Stock issuable upon exercise of the underwriters’ option to purchase additional shares. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 8, 2022 (File No. 333-268235) (as amended, the “Registration Statement”), and are being offered pursuant to a base prospectus dated November 18, 2022 (the “Base Prospectus”) and a prospectus supplement dated October 11, 2023, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated October 11, 2023 by and between the Company and Goldman Sachs & Co. LLC, as representative of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

October 12, 2023

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated October 12, 2023 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ LATHAM & WATKINS LLP